Exhibit 23.2

To Whom It May Concern:

We hereby consent to the use in the Registration Statement, as amended, on Form S-1 of First Choice Healthcare Solutions, Inc. of our Report of Independent Registered Public Accounting Firm, dated July 2, 2025 on the consolidated balance sheet of Pointe Medical Live Well group as of December 31, 2024 and 2023, and the related statements of operations, changes in stockholders’ equity and cash flows for the years then ended.

We also consent to the references to us under the headings “Experts” in such Registration Statement.

Very truly yours,

/s/ Bush & Associates CPA LLC

Bush & Associates CPA LLC (PCAOB 6797)

Las Vegas, Nevada

September 23, 2025

9555 S Eastern Ave., Suite 280, Las Vegas, NV 89123 ● 702.703.5979 ● www.bushandassociatescpas.com